===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  FORM 8-A/A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                                FPL GROUP, INC.
            (Exact name of registrant as specified in its charter)


          FLORIDA                                                59-2449419
     (State of incorporation                                  (IRS Employer
      or organization)                                      Identification No.)

700 Universe Boulevard                                               33408
Juno Beach, Florida                                                (Zip Code)
(address of principal executive offices)


Securities to be registered pursuant to Section 12(b) of the Act:


                                                       Name of exchange on
    Title of each Class                               which each class is to
     to be so registered                                  be registered
     -------------------                                  -------------

Preferred Share Purchase Rights                       New York Stock Exchange


          If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [x ]

          If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

          Securities Act registration statement file number to which this form relates:

          ...............(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
                               (Title of Class)


===============================================================================

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

          FPL Group, Inc., a Florida corporation (the "Company"), and Fleet National Bank (f/k/a The First National Bank of Boston), a national banking association (the "Rights Agent"), entered into an Amendment to the Rights Agreement dated as of July 30, 2000 (the "Amendment") amending the Rights Agreement (the "Rights Agreement") dated as of July 1, 1996, between the Company and the Rights Agent in order to, among other things, amend the Rights Agreement to provide that neither Entergy Corporation, a Delaware corporation ("Entergy"), nor WCB Holding Corp., a Delaware corporation, nor Ranger Acquisition Corp., a Florida corporation, nor Ring Acquisition Corp., a Delaware corporation, nor any of their respective Affiliates or Associates (each as defined in the Rights Agreement) will become an Acquiring Person (as defined in the Rights Agreement) as a result of (i) the adoption, approval, execution or delivery of the Agreement and Plan of Merger dated as of July 30, 2000, among the Company, Entergy, WCB Holding Corp., Ranger Acquisition Corp. and Ring Acquisition Corp., (ii) the public announcement of such adoption, approval, execution or delivery or (iii) the consummation of the transactions contemplated or permitted by the terms of the Merger Agreement.

          The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 2 and is incorporated herein by reference, and to the Rights Agreement, which was attached as Exhibit 4 to the Form 8-K filed by the Company on June 18, 1996 and is incorporated herein by reference.

ITEM 2.  EXHIBITS.

1. Rights Agreement dated as of July 1, 1996, between FPL Group, Inc. and The First National Bank of Boston, as the Rights Agent (filed as Exhibit 4 to the Form 8-K of the Company (File No. 1-8841) filed on June 18, 1996 and incorporated by reference herein).

2. Amendment to the Rights Agreement dated as of July 30, 2000, between FPL Group, Inc. and Fleet National Bank (f/k/a The First National Bank of Boston), as the Rights Agent (filed herewith).

                                   SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.



Date:  July 31, 2000                       FPL GROUP, INC.
                                            (Registrant)



                                  By:   /s/  Dennis P. Coyle
                                        -----------------------------
                                        Name:  Dennis P. Coyle
                                        Title: General Counsel and Secretary

                                 EXHIBIT INDEX


  Exhibit No.        Description


  1. Rights Agreement dated as of July 1, 1996, between FPL Group, Inc. and The First National Bank of Boston, as the Rights Agent (filed as Exhibit 4 to the Form 8-K of the Company (File No. 1-8841) filed on June 18, 1996 and incorporated by reference herein).

  2. Amendment to the Rights Agreement dated as of July 30, 2000, between FPL Group, Inc. and Fleet National Bank (f/k/a The First National Bank of Boston), as the Rights Agent (filed herewith).